Exhibit 99

Dillard’s, Inc. Reports Fiscal Year and Fourth Quarter Results
Comparable Store Sales Increased 2% for Fiscal Year and Fourth Quarter

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 25, 2019--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 52 and 13 weeks ended February 2, 2019. The Company follows the retail 4-5-4 reporting calendar, which included a 53rd week in fiscal 2017. For comparability purposes, certain sales data is reported using comparable 52 and 13-week periods. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Fiscal Year Results

Dillard’s reported net income for the 52 weeks ended February 2, 2019 of $170.3 million, or $6.23 per share, compared to net income of $221.3 million, or $7.51 per share, for the 53 weeks ended February 3, 2018. Included in net income for the 52-week period ended February 2, 2019 is $2.9 million ($0.11 per share) in tax benefits related to additional federal tax credits and an update of the provisional amounts recorded for the income tax effects of the Tax Cuts and Jobs Act of 2017.

Included in net income for the prior year 53-week period ended February 3, 2018 is a pretax gain on disposal of assets of $4.9 million ($3.2 million after tax or $0.11 per share) and a $0.8 million pretax loss on extinguishment of debt ($0.5 million after tax or $0.02 per share). Also included in net income for the prior fiscal year is an estimated tax benefit of approximately $77.4 million ($2.62 per share) related to the Tax Cuts and Jobs Act of 2017.

Net sales were $6.356 billion for the 52 weeks ended February 2, 2019 and $6.262 billion for the 53 weeks ended February 3, 2018. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which exclude CDI) were $6.121 billion for the 52-week period ended February 2, 2019 and $6.108 billion for the 53-week period ended February 3, 2018. Based upon comparable 52-week periods ended February 2, 2019 and February 3, 2018, total merchandise sales increased 2% and sales in comparable stores increased 2%.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "Our 2% comparable store sales increase for 2018 is comprised of four quarters of positive sales. For the year, we held retail gross margin and operating expenses flat as a percent of sales. Additionally, during 2018, we returned $139 million to shareholders through share repurchases and dividends."

During the year, the Company purchased $127.9 million of Class A Common Stock under its share repurchase authorization.

Fourth Quarter Results

Dillard’s reported net income for the 13 weeks ended February 2, 2019 of $85.1 million, or $3.22 per share, compared to net income of $157.6 million, or $5.55 per share, for the 14 weeks ended February 3, 2018.

Included in net income for the prior year fourth quarter ended February 3, 2018 is an estimated tax benefit of approximately $77.4 million ($2.73 per share) related to the Tax Cuts and Jobs Act of 2017.

Net sales for the 13 weeks ended February 2, 2019 were $2.011 billion and $2.061 billion for the 14 weeks ended February 3, 2018.

Total merchandise sales were $1.959 billion for the 13-week period ended February 2, 2019 and $2.024 billion for the 14-week period ended February 3, 2018. Based upon comparable 13-week periods ended February 2, 2019 and February 3, 2018, total merchandise sales increased 1% and sales in comparable stores increased 2%.

Sales trends for the fourth quarter were strongest in home and furniture followed by cosmetics and men's clothing and accessories. Sales were strongest in the Eastern region followed by the Western and Central regions, respectively.

During the quarter, the Company purchased $36.0 million of Class A Common Stock under its share repurchase authorization.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) was flat as a percentage of sales at 33.6% for the 52 weeks ended February 2, 2019 compared to the 53 weeks ended February 3, 2018. Consolidated gross margin for the 52 weeks ended February 2, 2019 declined 45 basis points of sales to 32.5% compared to 32.9% for the 53 weeks ended February 3, 2018. The disparity between retail and consolidated gross margin performance is attributable to increased operations at CDI, which is a substantially lower margin business.

Gross margin from retail operations declined 69 basis points of sales to 30.3% for the 13 weeks ended February 2, 2019 compared to 31.0% for the 14 weeks ended February 3, 2018 primarily due to increased markdowns. Consolidated gross margin for the 13 weeks ended February 2, 2019 declined 90 basis points of sales to 29.6% compared to the prior year fourth quarter of 30.5%.

Inventory increased 4% at February 2, 2019 compared to February 3, 2018.

Selling, General & Administrative Expenses

Retail selling, general and administrative expenses ("operating expenses") were flat as a percentage of sales for the 52 weeks ended February 2, 2019 compared to the 53 weeks ended February 3, 2018. Retail operating expenses were $1.682 billion (27.5% of sales) and $1.678 billion (27.5% of sales) during the 52 weeks ended February 2, 2019 and 53 weeks ended February 3, 2018, respectively. Consolidated operating expenses (which include CDI) were $1.691 billion (26.6% of sales) and $1.685 billion (26.9% of sales) during the 52 weeks ended February 2, 2019 and 53 weeks ended February 3, 2018, respectively.

Retail operating expenses decreased 32 basis points of sales for the 13 weeks ended February 2, 2019 compared to the 14 weeks ended February 3, 2018. Retail operating expenses were $455.1 million (23.2% of sales) and $476.9 million (23.6% of sales) during the 13 weeks ended February 2, 2019 and 14 weeks ended February 3, 2018, respectively. Consolidated operating expenses were $458.0 million (22.8% of sales) and $479.0 million (23.2% of sales) during the 13 weeks ended February 2, 2019 and the 14 weeks ended February 3, 2018, respectively. The decrease in operating expenses of $21.0 million is due to the additional week of operations during the prior year fourth quarter.

Share Repurchase

During the 13 weeks ended February 2, 2019, the Company purchased $36.0 million (0.6 million shares) of Class A Common Stock under its $500 million share repurchase program. During the 52 weeks ended February 2, 2019, the Company purchased $127.9 million (1.8 million shares) of Class A Common Stock. Total shares outstanding (Class A and Class B Common Stock) at February 2, 2019 and February 3, 2018 were 26.3 million and 28.1 million, respectively. At February 2, 2019, authorization of $406.9 million remained under the plan.

Store Information

During the fourth quarter of 2018, Dillard's closed its West Town Center clearance location in Cincinnati, Ohio (115,000 square feet). Dillard's has announced the upcoming closure of its Southern Park Mall location in Boardman, Ohio (186,000 square feet). The store is expected to close during the first quarter of 2019. At February 2, 2019, the Company operated 265 Dillard’s locations and 26 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at February 2, 2019 was 49.0 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	February 2, 2019		February 3, 2018		February 2, 2019		February 3, 2018
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,010.6	100.0%	$2,060.8	100.0%	$6,356.1	100.0%	$6,261.5	100.0%
Service charges and other income	45.7	2.3	48.4	2.3	147.2	2.3	161.2	2.6
	2,056.3	102.3	2,109.2	102.3	6,503.3	102.3	6,422.7	102.6

Cost of sales	1,415.7	70.4	1,432.5	69.5	4,291.5	67.5	4,199.7	67.1
Selling, general and administrative expenses	458.0	22.8	479.0	23.2	1,691.2	26.6	1,685.0	26.9
Depreciation and amortization	55.8	2.8	54.7	2.7	223.8	3.5	231.6	3.7
Rentals	9.0	0.4	9.1	0.4	28.6	0.5	28.0	0.4
Interest and debt expense, net	12.1	0.6	16.1	0.8	52.5	0.8	62.6	1.0
Other expense	1.9	0.1	1.8	0.1	7.7	0.1	8.0	0.1
Gain on disposal of assets	—	0.0	—	0.0	—	0.0	4.9	0.1
Income before income taxes and income on and equity in losses of joint ventures	103.8	5.2	116.0	5.6	208.0	3.3	212.7	3.4
Income taxes (benefit)	18.7		(40.8)		37.7		(7.8)
Income on and equity in losses of joint ventures	—	0.0	0.8	0.0	—	0.0	0.8	0.0
Net income	$85.1	4.2%	$157.6	7.6%	$170.3	2.7%	$221.3	3.5%

Basic and diluted earnings per share	$3.22		$5.55		$6.23		$7.51
Basic and diluted weighted average shares	26.5		28.4		27.3		29.5

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	February 2, 2019	February 3, 2018
Assets
Current Assets:
Cash and cash equivalents	$123.5	$187.0
Accounts receivable	49.9	38.4
Merchandise inventories	1,528.4	1,463.6
Other current assets	68.8	50.4
Total current assets	1,770.6	1,739.4

Property and equipment, net	1,586.7	1,696.3
Other assets	74.1	247.0

Total Assets	$3,431.4	$3,682.7

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$921.2	$845.3
Current portion of long-term debt and capital leases	1.2	162.0
Federal and state income taxes	11.1	41.9
Total current liabilities	933.5	1,049.2

Long-term debt and capital leases	367.2	368.3
Other liabilities	238.8	240.2
Deferred income taxes	13.5	116.8
Subordinated debentures	200.0	200.0
Stockholders' equity	1,678.4	1,708.2

Total Liabilities and Stockholders' Equity	$3,431.4	$3,682.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018
Operating activities:
Net income	$170.3	$221.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	225.8	233.7
Deferred income taxes	0.3	(102.1)
Loss on disposal of assets	—	1.0
Gain from insurance proceeds	—	(5.9)
Loss on early extinguishment of debt	—	0.8
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(11.4)	8.9
Increase in merchandise inventories	(64.9)	(57.2)
Increase in other current assets	(17.4)	(1.9)
(Increase) decrease in other assets	(10.4)	2.2
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	104.1	(20.4)
Decrease in income taxes payable	(29.2)	(6.2)
Net cash provided by operating activities	367.2	274.2

Investing activities:
Purchase of property and equipment	(137.0)	(130.5)
Proceeds from disposal of assets	2.0	11.7
Proceeds from insurance	3.5	5.1
Distribution from joint venture	3.8	3.5
Net cash used in investing activities	(127.7)	(110.2)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(162.0)	(90.5)
Cash dividends paid	(11.1)	(9.4)
Purchase of treasury stock	(129.9)	(223.0)
Issuance cost of line of credit	—	(1.1)
Net cash used in financing activities	(303.0)	(324.0)

Decrease in cash and cash equivalents	(63.5)	(160.0)
Cash and cash equivalents, beginning of period	187.0	347.0
Cash and cash equivalents, end of period	$123.5	$187.0

Non-cash transactions:
Accrued capital expenditures	$2.6	$23.1
Stock awards	2.7	2.7
Accrued purchase of treasury stock	—	2.0

Estimates for 2019
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 1, 2020 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2019	2018
	Estimated	Actual
Depreciation and amortization	$225	$224
Rentals	28	29
Interest and debt expense, net	46	53
Capital expenditures	140	137

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2018, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon, C.P.A.
501-376-5965
julie.bull@dillards.com